UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 18, 2025

FS KKR Capital Corp.

(Exact name of Registrant as specified in its charter)

Maryland	814-00757	26-1630040
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3025 JFK Boulevard, Suite #500 Philadelphia, Pennsylvania	19104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 495-1150

201 Rouse Boulevard

Philadelphia, Pennsylvania 19112

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	FSK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 18, 2025 (the “Closing Date”), KKR - FSK CLO 3 LLC (the “Issuer”), a Delaware limited liability company and a wholly owned and consolidated special purpose financing subsidiary of FS KKR Capital Corp. (the “Company”), completed a $389,500,000 term debt securitization (the “CLO Transaction”). The debt offered by the Issuer in the CLO Transaction (the “Debt”) is secured by a diversified portfolio of the Issuer consisting primarily of middle market loans and participation interests in middle market loans and may also include some broadly syndicated loans and permitted non-loan assets. The CLO Transaction was executed through a private placement of: (i) $125,500,000 of Class A-1 Senior Secured Floating Rate Notes (“Class A-1 Notes”), which bear interest at Term SOFR for a tenor of three months plus 1.47%; (ii) $150,000,000 of Class A-1 Senior Secured Floating Rate Loans (“Class A-1 Senior Floating Rate Loans”), which bear interest at Term SOFR plus 1.47% and which are convertible to Class A-1 Notes; (iii) $19,000,000 of Class A-2 Senior Secured Floating Rate Notes (“Class A-2 Notes”), which bear interest at Term SOFR plus 1.65%; (iv) $35,625,000 of Class B Senior Secured Floating Rate Notes (“Class B Notes”), which bear interest at Term SOFR plus 1.80%; (v) $33,250,000 of Class C Secured Deferrable Floating Rate Notes (“Class C Notes”), which bear interest at Term SOFR plus 2.10%; and (vi) $26,125,000 of Class D Secured Deferrable Floating Rate Notes (“Class D Notes”), which bear interest at Term SOFR plus 3.15%. The Company has held 100% of the membership interests (the “Membership Interests”) in the Issuer since the Issuer’s formation on September 11, 2025. The Membership Interests do not bear interest and had a nominal value of approximately $87.1 million as of the Closing Date. The Debt is scheduled to mature on January 15, 2038. The Class A-1 Notes, the Class A-2 Notes, the Class B Notes, the Class C Notes and the Class D Notes were issued pursuant to an indenture, and the Class A-1 Senior Floating Rate Loans were issued pursuant to credit agreements.

On the Closing Date, in consideration of the Company’s transfer of the initial loan portfolio as of the Closing Date (the “Collateral Obligations”) to the Issuer, the Issuer transferred to the Company a portion of the net cash proceeds received from the sale of the Debt. To the extent that the fair market value of the Collateral Obligations sold to the Issuer on the Closing Date exceeds the cash purchase price paid by the Issuer in consideration for such Collateral Obligations, such excess shall be deemed a capital contribution from the Company to the Issuer in respect of the Membership Interests the Company holds in the Issuer.

The Debt constitutes secured obligations of the Issuer, and the indenture and credit agreements governing the Debt include customary covenants and events of default. The Debt has not been, and will not be, registered under the Securities Act of 1933, as amended, or any state securities or “blue sky” laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from registration.

The Company will serve as portfolio manager to the Issuer pursuant to a portfolio management agreement between the Company and the Issuer (the “Portfolio Management Agreement”). For so long as the Company serves as portfolio manager, the Company will elect to irrevocably waive any base management fee or subordinated interest to which it may be entitled under the Portfolio Management Agreement.

The descriptions of the documentation related to the CLO Transaction contained in this Current Report on Form 8-K do not purport to be complete and are qualified in their entirety by reference to the underlying agreements, including Exhibit 10.1, 10.2, 10.3, 10.4, and 10.5 attached hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT NUMBER	DESCRIPTION
10.1*	Indenture, dated as of December 18, 2025 by and between KKR - FSK CLO 3 LLC and U.S. Bank Trust Company, National Association.
10.2*	Loan and Sale Agreement, dated as of December 18, 2025 among KKR - FSK CLO 3 LLC and FS KKR Capital Corp.
10.3	Portfolio Management Agreement, dated as of December 18, 2025 among KKR - FSK CLO 3 LLC and FS KKR Capital Corp.
10.4*	Class A-1 Credit Agreement, dated as of December 18, 2025 among KKR - FSK CLO 3 LLC, the lenders party thereto and U.S. Bank Trust Company, National Association.
10.5*	Class A-1 Credit Agreement, dated as of December 18, 2025 among KKR - FSK CLO 3 LLC, the lenders party thereto and U.S. Bank Trust Company, National Association.
104	Cover page interactive data file (embedded within the Inline XBRL document).

* Certain schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FS KKR Capital Corp.

Date: December 23, 2025	By:	/s/ Stephen Sypherd
	Name:	Stephen Sypherd
	Title:	General Counsel